DENNIS BROVARONE
ATTORNEY AND COUNSELOR AT LAW
11249 West 103rd Drive
Westminster, Colorado 80021
ph: 303 466 4092 / fax: 303 466 4826


October 15, 1998


Board of Directors
Alanco Environmental
Resources Corporation

     Re:  Registration Statement on Form S-8

Gentlemen:

You have requested my opinion as to the legality of the issuance by Alanco Environmental Resources Corporation, (the "Corporation") of up to 1,167,500 shares of Common Stock (the "Shares") pursuant to a Registration Statement on Form S-8 (the "Registration Statement") to be filed on or before October 21, 1998.

Pursuant to your request I have reviewed and examined:(1).The Articles of Incorporation of the Corporation, as amended (the "Articles"); (2). The Bylaws of the Corporation, as certified by the Secretary of the Corporation; (3). The minute book of the Corporation; (4). A copy of certain resolutions of the Board of Directors of the Corporation; (5). The Registration Statement; (6).The Agreements and Stock Option Plan and Option Agreements covered by the Registration Statement; and (7).Such other matters as I have deemed relevant in order to form my opinion.

   Based upon the foregoing, and subject to the qualifications set forth below, I am of the opinion that the Shares, if issued as described in the Registration Statement will have been duly authorized, legally issued, fully paid and non-assessable.

   This opinion is furnished by me as counsel to the Corporation and is solely for your benefit. Neither this opinion nor copies hereof may be relied upon by any other person without my prior written consent. My opinion is subject to the qualification that no opinion is expressed herein as to the application of state securities or Blue Sky laws.

   Not withstanding the above, I consent to the use of this opinion in the Registration Statement.

Very truly yours,


/s/Dennis Brovarone
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Dennis Brovarone